Exhibit 99.1

Contact:	Jake Elguicze
Vice President Investor Relations
610-948-2836

FOR IMMEDIATE RELEASE	April 26, 2011
TELEFLEX REPORTS FIRST QUARTER 2011 RESULTS
Revenue from continuing operations of $388.7 million — up 6% as reported and on a constant currency basis
GAAP diluted earnings per share from continuing operations of $0.42; $0.96 on an adjusted basis
Limerick, PA — Teleflex Incorporated (NYSE: TFX), a leading, global provider of medical technology products, today reported financial results for the three months ended March 27, 2011.
First quarter 2011 net revenues were $388.7 million, an increase of 6% over the prior year period. Excluding the impact of foreign exchange, first quarter 2011 net revenues increased 6% over the prior year period.
First quarter 2011 GAAP diluted earnings per share from continuing operations was $0.42, a decrease of 49% over the prior year period. First quarter 2011 adjusted diluted earnings per share from continuing operations (previously referred to as “adjusted diluted cash earnings per share from continuing operations”) was $0.96, a decrease of 5% over the prior year period.
“In the first quarter, our team made significant progress towards completing our transition to a global medical technology leader and executing on our strategic plan,” said Benson Smith, Chairman, President & CEO. “We completed several transactions that allow us to redeploy resources to our core medical business, while exiting non-medical segments and reducing debt. At the same time, we increased the year over year revenue growth rate within our medical business and intend to build on the first quarter momentum during the remainder of the year.”
Added Mr. Smith, “During the quarter, we enhanced our competitive position in the medical business by acquiring the VasoNova™ VPS™ vascular positioning system, a central venous catheter tip navigation system. In March, VasoNova received 510(k) clearance from the FDA for expanded use of the VPS tip location technology as an alternative to chest x-ray or fluoroscopy in adult patients during peripherally inserted central catheter procedures. This unique confirmation technology eliminates the need for costly X-rays and revision procedures, which we believe is an important advance in the evolution of vascular access. In addition, during the quarter, we received 510(k) clearance from the FDA for our Arrow® NextStep™ Antegrade Chronic Hemodialysis catheter, which is designed to attain long term vascular access for hemodialysis and apheresis.”
“We also reached several agreements that position us for increased medical product revenue growth as the year progresses,” continued Mr. Smith. “For example, we expanded our vascular access product offerings with a global distribution agreement for POLYSITE® intravenous implantable infusion ports. In addition, we were awarded three new group purchasing organization (GPO) contracts and received two GPO contract extensions for a combination of vascular access, surgical, respiratory and anesthesia products. At the same time, we continue to focus resources on medical product R&D and acquiring unique technologies in order to drive future introduction of new, differentiated products designed to expand market share, increase growth opportunities and build shareholder returns.”

BUSINESS SEGMENT RESULTS
Medical Segment
First quarter 2011 net revenues were $354.0 million, an increase of 3% over the prior year period on an as reported and on a constant currency basis.
Critical Care first quarter 2011 net revenues were $237.1 million, an increase of 5% on both a reported and constant currency basis over the prior year period. The increase in revenue was due to higher sales of vascular access, respiratory and urology products.
Surgical Care first quarter 2011 net revenues were $65.0 million, an increase of 3% on both a reported and constant currency basis over the prior year period. The increase in revenue was due to higher sales of ligation, closure and chest drainage products.
Cardiac Care first quarter 2011 net revenues were $17.7 million, a decrease of 3% over the prior year period. Excluding the impact of foreign exchange, first quarter 2011 net revenues decreased 4% over the prior year period. The decrease in revenue was due to the voluntary recall of the 5800 series intra-aortic balloon catheters that was announced in December of 2010.
OEM and Development Services first quarter 2011 net revenues were $33.9 million, a decrease of 4% on both a reported and constant currency basis over the prior year period. The decrease in revenue was due to lower sales of specialty products.

	Three Months Ended		% Increase/ (Decrease)
			Constant	Foreign	Total
	March 27, 2011	March 28, 2010	Currency	Currency	Change
	(Dollars in millions)
Critical Care	$237.1	$225.9	5%	—	5%
Surgical Care	65.0	63.1	3%	—	3%
Cardiac Care	17.7	18.3	(4%)	1%	(3%)
OEM	33.9	35.3	(4%)	—	(4%)
Other	0.3	0.9	(67%)	—	(67%)

Total	$354.0	$343.5	3%	—	3%

Non-Core Assets
First quarter 2011 net revenues were $34.7 million, an increase of 46% over the prior year period. Excluding the impact of foreign exchange, first quarter 2011 net revenues increased 42% over the prior year period. The increase in revenue was due to higher sales of cargo spares and repairs products.

BALANCE SHEET HIGHLIGHTS
Cash and cash equivalents at March 27, 2011 were $202.3 million compared to $208.5 million at December 31, 2010, a decrease of 3%.
Net accounts receivable at March 27, 2011 were $289.8 million compared to $294.2 million at December 31, 2010, a decrease of 1%.
Net inventories at March 27, 2011 were $319.9 million compared to $338.6 million at December 31, 2010, a decrease of 6%.
Net debt obligations at March 27, 2011 were $727.4 million compared to $788.6 million at December 31, 2010, a decrease of 8%.
2011 OUTLOOK
In the first quarter of 2011, management approved a plan to sell the Company’s Aerospace businesses. The Company has begun actively marketing the cargo container business, while it continues to serve its customers and provide appropriate transition. For financial statement purposes, the assets, liabilities, results of operations and cash flows of this business have been segregated from those of continuing operations and are presented in the Company’s condensed consolidated financial statements as discontinued operations. The accompanying condensed consolidated financial statements have been reclassified to reflect this presentation.
The cargo container business was expected to contribute annual revenue, adjusted earnings per share, and cash flow from operations of $50 million, $0.05 per diluted share, and $5 million, respectively. As a result, the Company is adjusting its financial estimates with respect to forecasted 2011 revenue from a range of $1.625 billion to $1.655 billion to a range of $1.575 billion to $1.605 billion; adjusted earnings per share from a range of $4.50 to $4.70 to a range of $4.45 to $4.65; and cash flow from continuing operations from $230 million to $225 million.
2011 Outlook earnings per share reconciliation

	Low	High

Diluted earnings per share attributable to common shareholders	$3.15	$3.35

Special items, net of tax	$0.45	$0.45

Intangible amortization expense, net of tax	$0.70	$0.70

Amortization of debt discount on convertible notes, net of tax	$0.15	$0.15

Adjusted diluted earnings per share[1]	$4.45	$4.65

(1)	This measure was previously referred to as “adjusted diluted cash earnings per share.”
LONGER-TERM GROWTH AND PROFITABILITY OBJECTIVES
With the portfolio transition to healthcare largely complete, we have increased our focus on delivering long-term growth and profitability. As such, we are targeting the achievement of the following objectives within the next five years:
•	Consolidated revenue growth of approximately 5%

•	Consolidated gross margins of approximately 55%

•	Consolidated research and development expense of approximately 5%

•	Consolidated operating margins of approximately 25%

•	Return on equity of approximately 15%
We believe revenue growth will be achieved through the introduction of new products and product line extensions, expansion of our geographic reach, leveraging our existing distribution channels, further investment in our global sales and marketing groups and select acquisitions that enhance or expedite our development initiatives and our ability to increase our market share. We anticipate that margin expansion will be achieved through various initiatives which may include: consolidation of distribution facilities; efficiencies gained from the reduction of third-party vendors; consolidation and productivity improvements of manufacturing locations and customer service; and further initiatives to realize increased efficiencies with respect to general and administrative expenses. We expect that some of these benefits to be offset by increases in spending in research and development.
CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION
As previously announced, Teleflex will comment on its first quarter 2011 results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until May 3, 2011, 12:00pm (ET), by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 32439030.
ADDITIONAL NOTES
Constant currency revenue and growth exclude the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. Constant currency revenue and growth include activity of a purchased company beyond the initial twelve months after the date of acquisition.
Certain financial information is presented on a rounded basis, which may cause minor differences.
Segment results and commentary exclude the impact of discontinued operations, items included in restructuring and impairment charges, and losses and other charges set forth in the condensed consolidated statements of income.
NOTES ON NON-GAAP FINANCIAL MEASURES
This press release includes certain non-GAAP financial measures. These measures include adjusted diluted earnings per share (previously referred to as “adjusted diluted cash earnings per share”), which excludes the effect of charges associated with our restructuring programs and asset impairments, losses and other charges related to refinancing transactions, costs associated with severance payments and benefits to be provided to our former chief executive officer, intangible amortization expense and the amortization of debt discount on convertible notes; and constant currency revenue and growth, which exclude the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. Consistent with past practice, adjusted diluted earnings per share has not been adjusted to exclude the benefit resulting from the forfeiture of equity awards. Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling these non-GAAP measures to the most directly comparable GAAP measures are set forth below.

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS

	Three Months Ended	Three Months Ended
	March 27, 2011	March 28, 2010
	(Dollars in thousands, except per share)
Income and diluted earnings per share attributable to common shareholders	$17,118	$33,234

Restructuring and impairment charges	595	463
Tax benefit	(225)	(115)

Restructuring and impairment charges, net of tax	370	348

	$0.01	$0.01

Losses and other charges (A)	20,097	—
Tax benefit	(7,304)	—

Losses and other charges, net of tax	12,793	—

	$0.32	—

Amortization of debt discount on convertible notes	2,363	—
Tax benefit	(862)	—

Amortization of debt discount on convertible notes, net of tax	1,501	—

	$0.04	—

Intangible amortization expense	11,220	10,732
Tax benefit	(4,094)	(3,901)

Intangible amortization expense, net of tax	7,126	6,831

	$0.18	$0.17

Adjusted income and diluted earnings per share	$38,908	$40,413

	$0.96	$1.01

(A)	In 2011, losses and other charges include approximately $9.3 million, net of tax, or $0.23 per share, related to the prepayment of Teleflex’s outstanding senior notes issued in 2004, and related transaction fees and expenses; and approximately $3.5 million, net of tax, or $0.09 per share, in charges related to severance payments and benefits to be provided to our former chief executive officer.

RECONCILIATION OF CASH FLOW FROM OPERATIONS

	Three Months Ended	Three Months Ended
	March 27, 2011	March 28, 2010
	(Dollars in thousands)

Cash flow from operations as reported	$14,062	$34,377

Add: Impact of the adoption of the amendment to Accounting Standards Codification topic 860 “Transfers and Servicing”	—	39,700

Less: Tax refund on sale of ATI business	—	49,418

Adjusted cash flow from operations	$14,062	$24,659

RECONCILIATION OF NET DEBT OBLIGATIONS

	March 27, 2011	December 31, 2010
	(Dollars in thousands)

Note payable and current portion of long-term borrowings	$29,700	$103,711

Long term borrowings	822,473	813,409

Unamortized debt discount	77,527	79,891

Total debt obligations	929,700	997,011

Less: cash and cash equivalents	202,298	208,452

Net debt obligations	$727,402	$788,559

ABOUT TELEFLEX INCORPORATED
Teleflex is a leading global provider of specialty medical devices for a range of procedures in critical care and surgery. Our mission is to provide solutions that enable healthcare providers to improve outcomes and enhance patient and provider safety. Headquartered in Limerick, PA, Teleflex employs approximately 12,000 people worldwide and serves healthcare providers in more than 130 countries. The company also has niche businesses which produce specialty engineered products for the aerospace market. For additional information about Teleflex please refer to www.teleflex.com.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION
This press release contains forward-looking statements, including, but not limited to, statements relating to forecasted 2011 total revenue and adjusted earnings per share; our longer-term growth and profitability objectives with respect to consolidated annual organic revenue growth, consolidated gross margins, consolidated research and development expense and consolidated operating margins; our expectations that revenue growth will be achieved through the introduction of new products and product line extensions, expansion of our geographic reach, leveraging our existing distribution channels, further investment in our global sales and marketing groups and select acquisitions that enhance or expedite our development initiatives and our ability to increase our market share; our anticipation that margin expansion will be achieved through various initiatives which may include: consolidation of distribution facilities; efficiencies gained from the reduction of third-party vendors; consolidation and productivity improvements of manufacturing locations and customer service; and further initiatives to realize increased efficiencies with respect to general and administrative expenses; and our expectation that increased spending in research and development will offset some of the benefits we expect to achieve. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses, including unanticipated costs and difficulties in connection with the resolution of issues related to the FDA corporate warning letter issued to Arrow; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions; and other factors described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.
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TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 27,	March 28,
	2011	2010
	(Dollars and shares in thousands,
	except per share)

Net revenues	$388,658	$367,332
Cost of goods sold	212,620	190,435

Gross profit	176,038	176,897
Selling, general and administrative expenses	109,831	100,568
Research and development expenses	11,038	9,311
Restructuring and other impairment charges	595	463

Income from continuing operations before interest, loss on extinguishments of debt and taxes	54,574	66,555
Interest expense	16,157	18,994
Interest income	(106)	(206)
Loss on extinguishments of debt	14,597	—

Income from continuing operations before taxes	23,926	47,767
Taxes on income from continuing operations	6,426	14,247

Income from continuing operations	17,500	33,520

Operating income from discontinued operations (including gain on disposal of $56,773 and $9,737, respectively)	58,857	13,280
Taxes (benefit) on income from discontinued operations	(1,837)	8,842

Income from discontinued operations	60,694	4,438

Net income	78,194	37,958
Less: Net income attributable to noncontrolling interest	382	286

Net income attributable to common shareholders	$77,812	$37,672

Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$0.43	$0.84
Income from discontinued operations	$1.52	$0.11

Net income	$1.94	$0.95

Diluted:
Income from continuing operations	$0.42	$0.83
Income from discontinued operations	$1.50	$0.11

Net income	$1.92	$0.94

Dividends per share	$0.34	$0.34

Weighted average common shares outstanding:
Basic	40,057	39,791
Diluted	40,424	40,199

Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$17,118	$33,234
Income from discontinued operations, net of tax	60,694	4,438

Net income	$77,812	$37,672

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 27,	December 31,
	2011	2010
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$202,298	$208,452
Accounts receivable, net	289,788	294,196
Inventories, net	319,905	338,598
Prepaid expenses and other current assets	29,019	28,831
Income taxes receivable	10,392	3,888
Deferred tax assets	34,351	39,309
Assets held for sale	40,165	7,959

Total current assets	925,918	921,233
Property, plant and equipment, net	274,328	287,705
Goodwill	1,468,990	1,442,411
Intangible assets, net	927,636	918,522
Investments in affiliates	4,723	4,899
Deferred tax assets	370	358
Other assets	76,838	68,027

Total assets	$3,678,803	$3,643,155

LIABILITIES AND EQUITY

Current liabilities
Current borrowings	$29,700	$103,711
Accounts payable	82,675	84,846
Accrued expenses	116,577	117,488
Payroll and benefit-related liabilities	67,626	71,418
Derivative liabilities	15,315	15,634
Accrued interest	8,952	18,347
Income taxes payable	4,630	4,886
Deferred tax liabilities	4,802	4,433
Liabilities held for sale	11,629	—

Total current liabilities	341,906	420,763
Long-term borrowings	822,473	813,409
Deferred tax liabilities	387,001	370,819
Pension and postretirement benefit liabilities	117,590	141,769
Noncurrent liability for uncertain tax positions	73,697	62,602
Other liabilities	47,148	46,515

Total liabilities	1,789,815	1,855,877
Commitments and contingencies
Total common shareholders’ equity	1,884,710	1,783,376
Noncontrolling interest	4,278	3,902

Total equity	1,888,988	1,787,278

Total liabilities and equity	$3,678,803	$3,643,155

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 27, 2011	March 28, 2010
	(Dollars in thousands)
Cash Flows from Operating Activities of Continuing Operations:
Net income	$78,194	$37,958
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(60,694)	(4,438)
Depreciation expense	10,849	11,274
Amortization expense of intangible assets	11,220	10,731
Amortization expense of deferred financing costs and debt discount	3,300	945
Loss on extinguishments of debt	14,597	—
Stock-based compensation	(1,055)	1,695
Deferred income taxes, net	(1,701)	10,130
Other	903	444
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(20,951)	(43,023)
Inventories	(10,656)	493
Prepaid expenses and other current assets	(1,032)	(1,914)
Accounts payable and accrued expenses	(8,189)	(33,777)
Income taxes receivable and payable, net	(723)	43,859

Net cash provided by operating activities from continuing operations	14,062	34,377

Cash Flows from Investing Activities of Continuing Operations:
Expenditures for property, plant and equipment	(6,444)	(6,737)
Proceeds from sales of businesses and assets, net of cash sold	101,600	24,750
Payments for businesses and intangibles acquired, net of cash acquired	(30,570)	(81)

Net cash provided by investing activities from continuing operations	64,586	17,932

Cash Flows from Financing Activities of Continuing Operations:
Proceeds from long-term borrowings	265,000	—
Reduction in long-term borrowings	(330,800)	(51,090)
Increase in notes payable and current borrowings	—	39,700
Proceeds from stock compensation plans	6,764	3,670
Dividends	(13,614)	(13,536)
Debt extinguishment, issuance and amendment fees	(14,838)	—

Net cash used in financing activities from continuing operations	(87,488)	(21,256)

Cash Flows from Discontinued Operations:
Net cash used in operating activities	(5,109)	(3,314)
Net cash used in investing activities	(249)	(611)

Net cash used in discontinued operations	(5,358)	(3,925)

Effect of exchange rate changes on cash and cash equivalents	8,044	(4,714)

Net (decrease) increase in cash and cash equivalents	(6,154)	22,414
Cash and cash equivalents at the beginning of the period	208,452	188,305

Cash and cash equivalents at the end of the period	$202,298	$210,719

Information about continuing operations by business segment is as follows:

	Three Months Ended
	March 27,	March 28,
	2011	2010
	(Dollars in thousands)
Segment data:
Medical	$354,004	$343,537
Aerospace	34,654	23,795

Segment net revenues	$388,658	$367,332

Medical	$60,537	$73,498
Aerospace	4,986	1,171

Segment operating profit	65,523	74,669
Less: Corporate expenses	10,736	7,937
Restructuring and impairment charges	595	463
Noncontrolling interest	(382)	(286)

Income from continuing operations before interest, loss on extinguishments of debt and taxes	$54,574	$66,555